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                             AMENDMENTS TO BYLAWS
                                      OF
                             ROCKFORD CORPORATION


                  The Bylaws of Rockford Corporation dated July 30, 1980, are amended to read as follows:

         1. Article II, Section 2.05 of the Bylaws is amended by replacing the entire current Section 2.05 with the following replacement Section 2.05:

                  2.05     SPECIAL MEETINGS

                  Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Articles of Incorporation, may be called by the President and shall be called by the President or Secretary at the request in writing of a majority of the Board of Directors. The request shall state the purpose or purposes of the proposed meeting. Except as required by law, the shareholders may not call a special meeting of the shareholders.

         2. A new Article II, Section 2.11 is added to the Bylaws to read as follows:

                  2.11     NOTICE OF AGENDA ITEMS AND DIRECTOR NOMINATIONS

                  A shareholder who wishes to place an item on the agenda for a meeting of the shareholders or who wishes to nominate a person for election as a director must, not less than 30 nor more than 60 days before the meeting, give the corporation notice of:

                  (a) the item to be placed on the agenda (including a complete and adequate description of the proposal), or

                  (b) the name of, and biographical information about, the person to be nominated.

If the required notice is not given, the agenda or nomination may not be presented at the meeting.

         3. Article III, Section 3.01 of the Bylaws is amended to read in its entirety as follows:

                  3.01.    NUMBER AND ELECTION

                  The number of Directors shall be from 2 to 11, as set from time to time by the shareholders or the Board of Directors (except that the number of directors may be increased only by a vote of two-thirds of the Directors). The Directors shall be elected at the annual meeting of the shareholders, except as provided in Section 3.02 of this Article, and each Director elected shall hold office until his or her successor is elected and qualified. Directors need not be shareholders.
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         4. Article VI is amended to read as follows:

                  These bylaws may be repealed, altered, or amended, or substitute bylaws may be adopted at any time only by a vote of:

                  (a)      a two-thirds majority of the Board of Directors or

                  (b) a two-thirds majority of the shareholders present and voting at a meeting of the shareholders at which a quorum is present.

         The preceding amendments have been duly approved and adopted by a majority of the Board of Directors in accordance with Article VI of the Bylaws.




DATED May __, 1999.

                                    ------------------------------
                                    W. Gary Suttle
                                    President and Chief Executive Officer

ATTEST:


------------------------
Secretary